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                                                                   EXHIBIT 10.24

                                                              September 13, 1999

Mr. Walter Alessandrini
Chief Executive Officer
Avanex Corporation
42501 Albrae Street
Fremont, CA 94538
USA



Re: Patent License Agreement on VIPA between Fujitsu Limited and Avanex Corporation

Dear Mr. Alessandrini:

Fujitsu Limited acknowledges that, as of September 13, 1999, the Conditions Precedent in Section 2 of the above Patent License Agreement have been fulfilled for dispersion compensator and the patent license for the same has been granted to Avanex Corporation.

I appreciate your business.

Sincerely,

/s/ Yasuo Nagai

Yasuo Nagai
General Manager
Photonic Technology Development Division
Fujitsu Limited
4-1-1 Kamikodanaka, Nakahara-ku
Kawasaki, 211-8588
Japan


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                            PATENT LICENSE AGREEMENT

THIS AGREEMENT is made and entered into by and between FUJITSU LIMITED, a corporation of Japan, having its registered office at 4-1-1 Kamikodanaka, Nakahara-ku, Kawasaki, Kanagawa, 211-88, Japan (hereinafter referred to as "FUJITSU"), and AVANEX Corporation, a corporation of the State of California, having its principal office at 42501 Albrae Street, Fremont, CA 94538, USA. (hereinafter referred to as "AVANEX").

WITNESSETH

WHEREAS, FUJITSU owns patents in certain countries of the world with respect to LICENSED PRODUCTS (defined below); and

WHEREAS, AVANEX desires to acquire licenses under such FUJITSU's patents; and

WHEREAS, FUJITSU is willing to grant such licenses to AVANEX.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, the parties hereto agree as follows:

Section 1. DEFINITIONS

1.1 "SUBSIDIARY(IES)" shall mean any corporation, company or other entity more than fifty percent (50%) of whose voting stock or other similar interests are owned or controlled by AVANEX, directly or indirectly, as of EFFECTIVE DATE (defined below) and thereafter so long as such ownership or control exists.

1.2 "LICENSED PRODUCTS" shall mean the following items (1) and (2):

(1) Wavelength multiplexer/demultiplexer devices which consist of the VIPA element.

(2) Chromatic dispersion compensator devices which consist of the VIPA element and a mirror.

1.3 "LICENSED PATENTS" shall mean all the patents issued under the following patent applications and their divisions, continuations and continuation-in-parts, and all reissues of any of the foregoing patents: [*]


1.4 "LICENSED TERRITORIES" shall mean the countries in which LICENSED PATENTS are in existence.

1.5 "EFFECTIVE DATE" shall mean the date when all of the conditions of Section 2 are satisfied.

1.6 "DESIGN INFORMATION" shall mean the structural design information of LICENSED PRODUCTS, which includes design parameters and parts design sheets, but does not include the assembling know-how. FUJITSU can freely use this DESIGN INFORMATION for its own use.

Section 2. CONDITIONS PRECEDENT AND EFFECTIVENESS OF AGREEMENT

The license pursuant to Section 3 below shall become available only after all of the following conditions preceding have fulfilled for each LICENSED PRODUCT:

(a) Development by AVANEX of DESIGN INFORMATION used for LICENSED PRODUCTS in accordance with the specifications which will be given by FUJITSU to AVANEX, no later than one (1) month from the day when this agreement is signed by both parties, pursuant to a separate confidential agreement. AVANEX shall perform such development for FUJITSU with the first priority before manufacturing LICENSED PRODUCTS for customers other than FUJITSU.

(b) DESIGN INFORMATION is given to FUJITSU with [*] charge.

Section 3. GRANTS OF LICENSES

3.1 FUJITSU hereby grants for the term of this Agreement to AVANEX, subject to the


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conditions under Section 4 below, a non-exclusive and non-transferable license, without the right to sublicense, under LICENSED PATENTS to make or have made LICENSED PRODUCTS and to use, lease, sell, offer to sell, import or otherwise dispose of such LICENSED PRODUCTS in LICENSED TERRITORIES.

3.2 The license granted to AVANEX hereunder shall also extend to any of SUBSIDIARY provided that AVANEX shall cause SUBSIDIARIES to assume the same obligations as imposed on AVANEX hereunder.

Section 4. LICENSES FEE

4.1 In consideration of the license set forth in Section 3 above, AVANEX shall, beginning on the EFFECTIVE DATE and to the extent that AVANEX and SUBSIDIARIES manufacture, have manufactured, use, lease, sell, offer to sell, import or otherwise dispose of LICENSED PRODUCTS under this Agreement, pay to FUJITSU a running royalty of [*] of all NET SALES AMOUNT (hereinafter defined) of all LICENSED PRODUCTS which are made or had made, and used, leased, sold, imported or otherwise disposed of by AVANEX and SUBSIDIARIES in LICENSED TERRITORIES.

4.2 For the purpose of this Agreement, "NET SALES AMOUNT" shall mean the total of the arm's length selling prices of LICENSED PRODUCTS at which distributors, dealers, customers and users of AVANEX or SUBSIDIARIES paid, but the following items may be excluded; normal discounts actually granted, insurance fees and packing and transportation charges as invoiced separately to customers, and duties and sales taxes actually incurred and paid by AVANEX or SUBSIDIARIES. If LICENSED PRODUCTS are used, leased, imported or otherwise disposed of by AVANEX or SUBSIDIARY, or sold by AVANEX or SUBSIDIARY not on arm's length basis, the selling prices used in calculating NET



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SALES AMOUNT shall be the average arm's length selling prices during the past
[*] for the same or similar LICENSED PRODUCTS sold by AVANEX or SUBSIDIARIES to third party customers.

Section 5. PAYMENTS, REPORTS, RECORDS AND TAX

5.1 The running royalty set forth in Section 4.1 above shall be computed and paid to FUJITSU by AVANEX within thirty (30) days after the end of each quarter ending on March 31st, June 30th, September 30th and December 31st.

5.2 AVANEX shall, at the time of each payment of the running royalty under
Section 5.1 above, furnish to FUJITSU a royalty report in suitable form prepared by Chief Financial Officer of AVANEX, which shall describe sales (including use, lease, import or other disposition) quantity and gross sales price of LICENSED PRODUCTS, any deduction from and/or adjustments to the gross sales price as provided in Section 4.2 above, NET SALES AMOUNT, royalty amount, tax withheld and royalty remitted. AVANEX shall, within sixty (60) days after the end of each calendar year, also furnish to FUJITSU a royalty compliance report certified by an outside Certified Public Accountant, for the period of the year.

5.3 The first royalty report and payment shall be made with respect to all LICENSED PRODUCTS made or had made, and used, leased, sold, import or otherwise disposed of by AVANEX and SUBSIDIARIES in LICENSED TERRITORIES from EFFECTIVE DATE to the last day of the quarterly period next ending.

5.4 Payment hereunder shall be made without deductions of taxes, assessments or other charges of any kind which may be imposed on FUJITSU by the Government of the United States of America or any political subdivision thereof with respect to any amounts due to FUJITSU pursuant to this Agreement, and such taxes, assessments or other charges shall be paid by AVANEX. However, income taxes or taxes of similar nature imposed on FUJITSU by the Government of the United States of America or any other political subdivision thereof and paid by AVANEX for the account of FUJITSU shall be deductible from the payment to FUJITSU to the extent that such taxes are allowable as a credit against taxes imposed on FUJITSU by the Government of Japan. To assist FUJITSU in obtaining such credit, AVANEX shall furnish FUJITSU with such evidence as may be required by taxing authorities of the Government of Japan to establish that any such taxes have been paid.

5.5 If AVANEX fails to make any payment stipulated in this Agreement within the time specified herein, AVANEX shall pay an interest of fifteen percent (15%) per year on the unpaid balance payable from the due date until fully paid. The foregoing payment of interest shall not affect FUJITSU's right to terminate this Agreement in accordance with Section 7.2 below.

5.6 Any payment from AVANEX to FUJITSU hereunder shall be made by means of telegraphic transfer remittance in U.S. Dollars to the following bank account of FUJITSU, and notice of the payment shall be sent by AVANEX to FUJITSU's address set forth in Section 8.6 below:

The Dai-Ichi Kangyo Bank, Ltd., Head Office, Tokyo, Japan
Account No. 011-1-167829

Section 6. ACCOUNTING AND AUDIT

With respect to the running royalty set forth in Section 4.1 above, AVANEX shall keep full, clear and accurate records and accounts for LICENSED PRODUCTS subject to royalty for a period of three (3) years. FUJITSU shall have the right through a person(s) appointed by FUJITSU to audit, not more than once in each calendar year and during normal business hours, all such records and accounts to the extent necessary to verify that no underpayment has been made by AVANEX hereunder. Such audit shall be conducted at FUJITSU's own expense, provided that if any discrepancy or error exceeding five percent (5%) of the money actually due is found through the audit, the cost of the audit shall be born by AVANEX.

Section 7. TERM AND TERMINATION


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7.1 This Agreement shall become effective on EFFECTIVE DATE and shall, unless earlier terminated pursuant to Sections 7.2 or 7.3 below, continue until [*].

7.2 In the event of a breach of this Agreement by one party hereto, and if such breach is not corrected within ninety (90) days after written notice complaining thereof is received by such party, the other party may terminate this Agreement forthwith by written notice to that effect to such party.

7.3 FUJITSU shall also have the right to terminate this Agreement forthwith by giving written notice of termination to AVANEX at any time, upon or after:

(a) the filing by AVANEX of a petition in bankruptcy or insolvency; or

(b) any adjudication that AVANEX is bankrupt or insolvent; or

(c) the filing by AVANEX of any legal action or document seeking reorganization, readjustment or arrangement of AVANEX's business under any law relating to bankruptcy or insolvency; or

(d) the appointment of receiver for all or substantially all of the property of AVANEX; or

(e) the making by AVANEX of any assignment for the benefit of creditors; or

(f) the institution of any proceedings for the liquidation or winding up of AVANEX's business or for the termination of its corporate charter; or

(g) the assignment to third party of all or substantially all of the assets of AVANEX; or

(h) important change in controlling ownership of AVANEX; or

(i) any activity or assistance by AVANEX or SUBSIDIARIES of challenging the validity of any LICENSED PATENTS or restricting the scope thereof.

7.4 In the event of termination of this Agreement by FUJITSU pursuant to Sections 7.2 or 7.3 above, the licenses granted hereunder to AVANEX and SUBSIDIARIES shall automatically terminate when AVANEX received or deemed to be received such termination notice hereunder. AVANEX shall pay the amount of the running royalty accrued on or before the date of termination within thirty (30) days thereafter.

Section 8. NEW PATENTS

A new patent derived from any improvement over inventions covered by the LICENSED PATENTS:

(i) is owned by FUJITSU and the non-exclusive license shall be granted to AVANEX at a reasonable royalty, if invention is made solely by FUJITSU. Detailed terms and conditions for such license shall be separately agreed upon between the parties.

(ii) is owned by AVANEX and the non-exclusive license shall be granted to FUJITSU at a reasonable royalty, if invention is made solely by AVANEX. Detailed terms and conditions for such license shall be separately agreed upon between the parties. However, the non-exclusive license for a patent for which the invention is made within [*] after the day when this agreement is signed by both parties shall be royalty free.

(iii) is owned jointly by FUJITSU and AVANEX, if invention is made by FUJITSU and AVANEX. Each party shall be free to practice and use such jointly owned patent on a world-wide, non-exclusive basis without accounting to and royalty-free to the-other party. Each party shall be free to license jointly owned patent to SUBSIDIARIES but licenses to third parties may be granted only upon the other party's prior consent, which may not be unreasonably withheld.


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Section 9. SAMPLE PRODUCT

Upon the conditions Section 2(a) and Section 2(b) have been fulfilled for each LICENSED PRODUCT, AVANEX shall sell 3 sets of LICENSED PRODUCT's samples to FUJITSU, if FUJITSU wishes to purchase. Such product's samples shall be made based on DESIGN INFORMATION given to FUJITSU and their performance shall be in accordance with the specifications set forth in Section 2(a). The purchase shall be with a separate purchase order.

Section 10. MISCELLANEOUS

10.1 The parties hereto shall keep the terms and conditions of this Agreement (except the existence of this Agreement) confidential and shall not divulge the same or any part thereof to any third party except:

(i) with the prior written consent of the other party; or

(ii) to any governmental body having jurisdiction to request and to read the same; or

(iii) as otherwise may be required by law or legal process; or

(iv) to legal counsel representing either party; or

(v) as required for review by the competent authorities of the Japanese or the U.S. Government.

10.2 The construction and performance of this Agreement shall be governed by and shall be subject to the laws of Japan.

10.3 The parties hereto shall use their best efforts to resolve by mutual agreement any disputes, controversies or differences which may arise from, under, out of or in connection with this Agreement. If any such disputes, controversies or differences cannot be settled between the parties hereto, they shall be finally settled by arbitration in Tokyo, Japan under the Rules of International Chamber of Commerce and by three (3) arbitrators appointed in accordance with the said Rules. The award rendered by the arbitrators shall be final and binding upon the parties hereto. Judgment upon the award may be entered into any court having jurisdiction thereof.

10.4 Any failure of either party to enforce, at any time or for any period of time, any of the provisions of this Agreement shall not be construed as a waiver of such provisions or of the right of such party thereafter to enforce such provisions.

10.5 If any term, clause or provision of this Agreement shall be judged by the competent authority to be invalid, the validity of any other term, clause or provision shall not be affected; and such invalid term, clause or provision shall be deemed deleted from this Agreement.

10.6 All notices required or permitted to be given hereunder shall be sent in writing by certified or registered airmail, or facsimile (with a confirmation letter thereof) to the address specified below or to such changed address as may have been previously specified in writing by the addressed party:

If to FUJITSU: FUJITSU LIMITED
4-1-1 Kamikodanaka, Nakahara-ku
Kawasaki-shi, Kanagawa, 211-8588, Japan
Attention: General Manager, Industry Relations Division I (H043)
Facsimile No. +81-44-754-8503

If to AVANEX: AVANEX Corporation
42501 Albrae Street, Fremont, CA 94538, USA
Attention: Dr. Simon Cao, President
Facsimile No. +1-510-360-0689


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Unless otherwise proven, each such notice given by either party hereto shall be deemed to have been received by the other party on the fourteenth (14th) day following the mailing date or on the second (2nd) day following the facsimile date.

10.7 FUJITSU shall keep DESIGN INFORMATION disclosed by AVANEX confidential against any third party However, the obligations on FUJITSU set out in this
Section 10.7 do not apply in respect of information:

(a) which is at any time in the public knowledge otherwise than through act or failure to act on the part of FUJITSU; or

(b) which was known to FUJITSU before its receipt of the same from AVANEX, without obligations of confidentiality; or

(c) which is at any time rightfully received by FUJITSU from any third party without obligations of confidentiality; or

(d) which is at any time developed by FUJITSU independently of confidential information.

The obligations set out in this Section 10.7 shall continue to bind FUJITSU for [*] after the disclosure of DESIGN INFORMATION.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed in duplicate on the date below written.

FUJITSU LIMITED                             AVANEX Corporation

By: /s/ Yasuo Nagai                         By: /s/ Simon Cao

Name: Yasuo Nagai                           Name: SIMON CAO
      ------------                                ---------

Title: General Manager                      Title: President
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Date: 7/9/98                                Date: 7/15/98
      ------                                      -------

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                            Agreement on New Patents

This Agreement entered into as of August 26, 1998 by and between Fujitsu Limited, a corporation of Japan, having an address at 4-1-1, Kamikodanaka, Nakahara-ku, Kawasaki, Kanagawa, 211, Japan (hereinafter referred to as "Fujitsu"), and Avanex Corporation, a corporation of the State of California, having an address at 42501 Albrae Street, Fremont, CA 94538 (hereinafter referred to as "Avanex").

WHEREAS, Fujitsu and Avanex have executed a PATENT LICENSE AGREEMENT in July, 1998, regarding the VIPA technologies.

WHEREAS, Fujitsu and Avanex are willing to have Technical Discussions between the people from both parties regarding the VIPA technologies and other optics technologies.

NOW, THEREFORE, both Fujitsu and Avanex agree that all patents produced directly from the Technical Discussions stated above, regardless of whether the patents are related to the VIPA technologies or not, are subject to the conditions in the above mentioned PATENT LICENSE AGREEMENT, Section 8. NEW PATENTS.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day above written.

Fujitsu Limited                             Avanex Corporation

/s/Hideki Isono                             /s/ Simon Cao

Hideki Isono                                Simon Cao
Manager                                     President and CEO
Photonic Devices Development Dept.